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Exhibit 10.7

[DADE BEHRING LOGO]

MANAGEMENT INCENTIVE
COMPENSATION PLAN (MICP)

2003 PLAN DOCUMENT
(Revised March, 2003)

Table of Contents
1.0	Plan Objectives
2.0	Participation
3.0	Target Bonus
4.0	Funding
5.0	Payout Calculation
6.0	Payment of Awards
7.0	Plan Administration
8.0	Plan Approval
9.0	Appendix

~ Confidential ~
Solely for Human Resources use in MICP plan administration.
Not to be disclosed to or used by any other person without prior written authorization.

1.0   PLAN OBJECTIVES

        The Dade Behring Management Incentive Compensation Plan was developed to link a significant portion of Dade Behring's management employees' total cash compensation to the financial success of the company.

        This program is an integral component of the company's "pay-for-performance" philosophy. The objectives of the Plan are to:

  •
  Support Dade Behring's business plans and financial goals;

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  Motivate and reward both individual performance and teamwork;

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  Enable Dade Behring to attract and retain high quality managers.

        The 2003 plan maintains continuity by keeping the same overall structure as the prior year plan. The 2003 MICP continues to place emphasis on global Dade Behring results to encourage a company-wide focus on teamwork. Individual performance is also a vital part of the plan.

2.0   PARTICIPATION

        All US employees in salary grade level 17 and above are eligible to participate in the Plan. Salary grade level 16 Product Managers are also eligible to participate in the Plan.

        For non-US employees, the participation is based on the US equivalent grade level since global compensation structure is not formally in place in all countries.

        All participants will be reviewed and approved by the Compensation Administrative Committee contingent upon the participant's submission of Individual Performance Objectives (IPOs).

        Individuals hired or promoted into a bonus eligible position on or before September 30, 2003 are eligible for a pro-rated bonus target based on the number of full months of participation in the Plan.

        Individuals hired or promoted into a bonus eligible position after September 30, 2003 are not eligible to participate in the 2003 Plan.

3.0   TARGET BONUS

        The 2003 target bonus percentage will be communicated to participants through the communication letter from the CEO.

        The 2003 MICP target bonus amount is determined by multiplying the participant's annual base salary as of December 31, 2003 by the participant's target bonus percentage.

        The following chart outlines the MICP target bonus percentage structure for 2003.

Grade	Target Bonus Percentage
23	50% to 60% (varies by position)
22	40%
21	35%
20	25%
19	20%
18	15%
17	10% (Exception: Marketing Manager 15%)
16	0% (Exception: Product Manager 15%)

        Note: Some participants may be grandfathered at a certain target bonus percentage or dollar amount. If so, the bonus information in their communication letter will supersede the bonus structure shown above.

3.1   Pro-rated Target Bonus

        An individual hired or promoted into a bonus eligible position on or before September 30, 2003 is eligible for a pro-rated bonus target based on the number of full months of participation in the Plan. The participant's target bonus percentage and pro-ration (number of eligible months in the Plan) should be outlined and communicated in the offer or promotion letter.

        Examples:

Example	Hire or Promotion Date	Proration (# of mo)	Target %	Annual Salary	Calculation	Target Bonus $
A	3/3/03	10	10%	$70,000	($70,000 × 10%) × 10/12	$5,833
B	3/17/03	9	15%	$80,000	($80,000 × 15%) × 9/12	$9,000

        If a participant changes jobs during the year, resulting in a higher or lower target bonus percentage, the MICP target bonus amount is calculated on a pro-rated basis. The total target bonus amount is determined by multiplying the participant's December 31, 2003 annual base salary by each applicable target percentage for the number of full months at that target percentage level.

        For Example:

Effective Date	Proration (# of mo)	Target %	Year End Annual Salary	Calculation	Target Bonus $
1/1/03	5	10%	$90,000	($90,000 × 10%) × 5/12	$3,750
5/26/03	7	15%	$90,000	($90,000 × 15%) × 7/12	$7,875
Total Target Bonus:					$11,625

3.2   Pro-ration Rule

        The number of months of full participation will be based on Dade Behring's "15th Day Rule." That is, the effective date of the job change or hire date must be on or before the 15th day of the month for the whole month to be counted. If the job change or hire date takes place after the 15th of the month, the pro-ration will count from the following month.

4.0   FUNDING

        Plan funding reflects performance of four financial measures.

Year End Net Debt:	Total gross debt less cash at the end of the year.
EBITDA:	Earnings before interest, taxes, depreciation, amortization and non-recurring and non-cash charges.
Net Income:	Earnings less interest and taxes.
Quarterly Net Cash Flow:	Cash flow before financing activities.

        Note: Since Dade Behring financials are globally based, they are affected by changes in foreign exchange rates. The MICP financial targets published in this document are developed using the Annual Operating Plan exchange rates at the beginning of the year ("plan rates"). At the end of the year, however, the targets are re-calculated using the actual exchange rates during the year ("actual rates"). This is done so that a comparison may be made on an equivalent basis to the year-end financial results, which are based on the actual rates.

4.1   Minimum Threshold for Plan Funding

        MICP funding will occur only if the Global Dade Behring Year End Net Debt threshold measure is met.

Performance Measure	Target Required
Year End Net Debt	No higher than $745MM

4.2   Global Dade Behring Plan Funding

        The 2003 MICP will fund 35% based on Dade Behring's EBITDA performance, 35% based on Net Income performance and 30% on quarterly net Cash Flow performance, if the Year End Net Debt target is achieved.

        The funding measurement targets have been approved by the Board of Directors and may be subject to technical adjustments as a result of business events or accounting transactions. Results that fall between performance levels will be interpolated.

Global Dade Behring EBITDA

        The following table outlines the EBITDA target and funding schedule for the 2003 MICP. The funding schedule will be applied to the EBITDA funding for the full year. An EBITDA of at least $230.0MM must be achieved to fund 35% of the Plan. Maximum Plan funding based on EBITDA is capped at 200%.

Performance to Plan	EBITDA Target	MICP Funding
112%	$280.0 MM	200%
108%	$270.0 MM	160%
104%	$260.0 MM	130%
100%	$250.0 MM	100%
96%	$240.0 MM	75%
92%	$230.0 MM	50%
‹ 92%	‹ $230.0 MM	0%

Global Dade Behring Net Income

        The following table outlines the revised Net Income target and funding schedule for the 2003 MICP. (This table was changed as the result of the finalization of Fresh Start Accounting.) The funding schedule will be applied to the Net Income funding for the full year. A Net Income of at least $27.3MM must be achieved to fund 35% of the Plan. Maximum Plan funding based on Net Income is capped at 200%.

Performance to Plan	Net Income Target	MICP Funding
121%	$37.6 MM	200%
114%	$35.3 MM	160%
107%	$33.2 MM	130%
100%	$31.0 MM	100%
96%	$29.8 MM	85%
92%	$28.5 MM	65%
88%	$27.3 MM	25%
‹ 88%	‹ $27.3 MM	0%

Global Dade Behring Quarterly Net Cash Flow

        The following table outlines the cash flow targets and funding schedules. Each quarter is weighted equally; therefore, the target for each quarter must be reached to achieve the full 30% MICP funding.

        Cashflow is measured quarterly. Any over-achievement above the maximum performance to plan or any under-achievement below the threshold performance to plan will be carried over to the following quarter in 2003. Ability to carryover provides incentive for cashflow results earlier in the year and prohibits the ability to manipulate cashflow by deferring cashflow to the following quarter once maximum amount is obtained.

        For Q1, Q2 and Q3, the amount of cash flow achieved above 112% performance to plan will be counted toward the next quarter's results. Conversely, when cash flow achieved falls below the minimum threshold (‹88% for Q1, Q2 and Q3), the deficiency must be made up in the following quarter before any results can be counted toward that quarter's goal.

Performance to Plan	Q1 Cash Flow Target	Q2 Cash Flow Target	Q3 Cash Flow Target	Q4 Cash Flow Target	MICP Funding
112%	$(1.41) MM	$2.91MM	$18.82 MM	$41.66 MM	200%
108%	$(1.47) MM	$2.81 MM	$18.14 MM	$40.18 MM	160%
104%	$(1.54) MM	$2.70 MM	$17.47 MM	$38.69 MM	130%
100%	$(1.60) MM	$2.60 MM	$16.80 MM	$37.20 MM	100%
96%	$(1.66) MM	$2.50 MM	$16.13 MM	$35.71 MM	85%
92%	$(1.73) MM	$2.39 MM	$15.46 MM	$34.22 MM	65%
88%	$(1.79) MM	$2.29 MM	$14.78 MM	$32.74 MM	25%
‹ 88%	‹ $(1.79) MM	‹ $2.29 MM	‹ $14.78 MM	‹ $32.74 MM	0%

5.0   PAYOUT CALCULATION

        Once the MICP payout pools have been funded, individual bonus payouts will be calculated. The actual 2003 MICP award will be based on two components:

a)    Dade Behring Overall Financial Performance

  Sixty percent (60%) of a participant's MICP award is based on how well Global Dade Behring has met its financial objectives (EBITDA, Net Income and Quarterly Net Cash Flow).

b)    Individual Performance

  Forty percent (40%) of a participant's award is based upon individual performance. Each participant's performance rating will be determined by his or her supervisor. Out of the 40% payout based on individual performance, 15% will be measured by financial IPOs, others will be project or initiative based.

  Financial objectives of an individual should always reflect the way an individual supports his/her organization (such as region target, functional target, cost center budget, etc.).

  One financial target should be of immediate control (country target or cost center budget), another financial target should be measured at a higher level to reinforce teamwork (region instead of countries, functional instead of departmental).

  Note:    A new individual performance evaluation process and ratings will be developed and put in place near the end of 2003 to ensure consistency and objectivity.

  Using the payout pool and distribution of performance ratings, the Corporate Compensation Department will develop a payout schedule. Final performance ratings and payouts will be approved by Dade Behring's CEO. The total dollars granted under this portion cannot exceed the funded pool.

5.1   Example 2003 Payout Calculation

        The following example assumes that the Dade Behring Year-End Net Debt threshold goal has been achieved, the participant's target bonus is $10,000 and the participant's individual performance is at target.

	Performance to Plan	Funding Percent	Threshold	Target	Maximum	Bonus Payout
60% Based on Global Dade Behring
21.0% Global DB EBITDA	104%	130%	$1,050	$2,100	$4,200	$2,730
21.0% Global DB Net Income	104%	130%	$525	$2,100	$4,200	$2,730
4.5% Global DB Net Cash Flow Q1	112%	200%	$112.5	$450	$900	$900
4.5% Global DB Net Cash Flow Q2	100%	100%	$112.5	$450	$900	$450
4.5% Global DB Net Cash Flow Q3	100%	100%	$112.5	$450	$900	$450
4.5% Global DB Net Cash Flow Q4	100%	100%	$112.5	$450	$900	$450
40% Based on Individual Performance
40.0% Individual Performance			$0	$4,000	$8,000	$4,000
Total MICP Opportunity			$2,025	$10,000	$20,000
Total MICP Payout						$11,710

6.0   PAYMENT OF AWARDS

        Awards are typically paid out during the first quarter of the following year. A participant must be an active employee as of the date of the payout in order to receive a 2003 MICP award.

        If a participant dies, retires at age fifty-five (55) or older, or is involuntarily terminated (except for cause), plan participation will be pro-rated. If the termination date is on or before the 15th of the month, that month will not be counted. If the termination takes place after the 15th of the month, the pro-ration will include that month.

        If a participant resigns, or is terminated for cause, prior to the 2003 MICP payout, no bonus award will be granted.

        The attainment of financial objectives does not guarantee a payment of an MICP award. MICP awards may be adjusted at the discretion of management based upon, but not limited to, the employee's performance, conduct, and contribution.

        Appropriate withholdings are deducted from the bonus award, such as income taxes, FICA and the Saving Investment Plan (SIP). Appropriate withholdings will be made for those employees who are subject to the tax laws of other countries.

7.0   PLAN ADMINISTRATION

        This document outlines the 2003 Management Incentive Compensation Plan (Plan) for Dade Behring Inc. This Plan is a statement of intention and does not constitute a guarantee of a particular payment. This Plan does not create a contractual relationship or any contractually enforceable rights between Dade Behring and the participants.

        The 2003 Dade Behring Management Incentive Compensation Plan is administered by the Compensation Administrative Committee, as directed by the Board of Directors.

        The Board of Directors reserves the right within its sole discretion:

  •
  To amend, modify or cancel any provision of the Plan in whole or in part at any time;

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  To eliminate, reduce, modify, or withhold awards based on such factors as changes in business conditions, individual performance, company performance, or any other reason;

  •
  To interpret the Plan and make decisions on all questions and issues arising under the Plan and its decisions are final.

        Any questions about this document should be directed to the Corporate Compensation Department.

8.0   PLAN APPROVAL

        The 2003 MICP plan was approved by the Dade Behring Compensation Administrative Committee and the Board of Directors.

9.0   APPENDIX

        The 2003 goals for Global Dade Behring are as follows:

Threshold
Global Dade Behring Year End Net Debt	No higher than $745 MM
Full Year
35% Global Dade Behring EBITDA	$250.0 MM
Full Year
35% Global Dade Behring Net Income	$31.0 MM
	Quarter 1	Quarter 2	Quarter 3	Quarter 4
30% Global Dade Behring Quarterly Net Cash Flow	$(1.6) MM	$2.6 MM	$16.8 MM	$37.2 MM

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  Exhibit 10.7